DRAFT

[Date]
[Contact]
[Name of Advisor]
[Address]

Re:      INVESTOR CLASS SHARES - ACCESSOR FUNDS, INC.
         DEALER AND SERVICE AGREEMENT

Dear [Contact]:

Accessor Funds, Inc. ("Accessor Funds") is a registered open-end investment management company currently offering the Funds set forth on Schedule A, as may be amended from time to time (each a "Fund" and collectively, the "Funds"). This letter will confirm our understanding and agreement with respect to payments to be made by the Accessor Funds for reimbursements of expenses to you pursuant to a distribution and service plan adopted by Accessor Funds, pursuant to Rule 12b-1 (the "Distribution and Service Plan") under the Investment Company Act of 1940, as amended (the "1940 Act"). The Distribution and Service Plan and a form of this Dealer and Service Agreement (the "Agreement") have been approved by a majority of the Directors of the Accessor Funds, including a majority of the Directors who are not interested persons of the Accessor Funds and who have no direct or indirect financial interest in the operation of the Distribution and Service Plan or any related agreements (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination that, in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Distribution and Service Plan will benefit the Accessor Funds and its shareholders.

The terms and conditions of this Agreement are as follows:

Section 1. To the extent you provide such services, the Accessor Funds shall make directly, or cause to be made to you, out of the assets of the Accessor Funds, payments for costs and expenses or to provide for the reimbursement of expenses, incurred in connection with your providing (i) services primarily intended to result in the sale of Investor Class Shares (the "Distribution Services"), or (ii) personal and/or account maintenance services to your clients who may from time to time own Investor Class Shares (the "Shareholder Services").

Distribution Services include, but are not necessarily limited to:

(a) costs of payments made to employees that engage in the distribution of Investor Class Shares;

(b) costs relating to the formulation and implementation of marketing and promotional activities, including but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(c) costs of printing and distributing prospectuses, statements of additional information and reports of the Accessor Funds to prospective holders of Investor Class Shares;

(d) costs involved in preparing, printing and distributing sales literature pertaining to the Accessor Funds and

(e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Accessor Funds may, from time to time, deem advisable if such costs are primarily intended to directly or indirectly result in the sale of Investor Class Shares of the Funds.

Shareholder Services include, but are not necessarily limited to:

(a)  shareholder liaison services;

(b) providing information periodically to your clients ("Clients") showing their positions in Investor Class Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you;

(c)  furnishing   statements  and  confirmations  of  transactions  in  Client's account;

(d)  responding to Client inquiries  relating to the services  performed by you;
     (iv)  responding  to  routine  inquiries  from  Clients   concerning  their
     investments in Investor Class Shares; and

(e) providing such other similar services to Clients as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations; provided, however, if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "shareholder services" for purposes of 2830 of the NASD Conduct Rules that differs from the definition of "shareholder services" as presently used in the Distribution and Service Plan or this Agreement, or if the NASD adopts a related definition intended to define the same concept, the definition of "shareholder services" as used in the Distribution and Service Plan or herein shall be automatically amended to conform to the NASD definition.

Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Investor Class Shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4. (a) For all purposes of this Agreement you will be deemed to be an independent contractor. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder. Upon request, you will provide the Accessor Funds or its representatives reasonable information regarding the nature of the services being provided and your compliance with the terms of this Agreement.

           (b) Except as otherwise expressly provided for in this Agreement, neither you nor any of your affiliates shall use any trademark, trade name, service mark or logo of the Accessor Funds, or any variation of any such trademark, trade name, service mark or logo, without the Accessor Funds' prior written consent, the granting of which shall be at the Accessor Funds' sole option.

Section 5. In consideration of the services and facilities provided by you hereunder, we will pay directly or reimburse to you, and you will accept as full payment therefor, a total amount for Distribution Services and Shareholder Services at an annual rate not to exceed 0.25% of the average daily net asset value of the Investor Class Shares beneficially owned by your Clients, which amount will be computed and accrued daily and payable monthly within fifteen
(15) days after the close of each month for which such amount is payable, or at such other interval as may be agreed upon between the parties. Payment will be made by wire transfer as described on Schedule B, as may be amended from time to time. The wire transfer will be preceded by or followed by a statement showing the calculation of the amounts being paid by the Accessor Funds for the relevant month and such other supporting data as may be reasonably requested by you. Provided, however, that we shall not directly or indirectly pay you any amounts that exceed any applicable limits imposed by law or the NASD. For purposes of determining the amounts payable under this Section 5, the average daily net asset value of the Clients' Investor Class Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Investor Class Shares for purposes of purchases and redemptions. The amount stated above may be prospectively increased, decreased or discontinued by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Investor Class Shares, including the sale of Investor Class Shares to you for the account of any Client or Clients.

Section 6. Any person authorized to direct the disposition of monies paid or payable by us for Distribution Services pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Investor Class Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; (ii) the services provided by you under this Agreement will be primarily intended to result in the sale of Investor Class Shares or to provide personal and/or account maintenance services and (iii) the receipt of the amounts described in Section 5 and the provision of Distribution Services or Shareholder Services to Clients by you does not and will not constitute a non-exempt "prohibited transaction" or "conflict of interest" prohibited by
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4075 of the Internal Revenue Code of 1986, as amended (the "Code").

Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Directors in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Qualified Directors as defined in Section 12) or by you upon written notice to the other party hereto.

Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by facsimile or similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 11. This Agreement will be construed in accordance with the laws of the State of Washington and is non-assignable by the parties hereto.

Section 12. This Agreement has been and all annual and quarterly reviews will be approved by a vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of us and have no direct or indirect financial interest in this Agreement (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on such approval.

Section 13. The names "Accessor Funds, Inc." and the "Board of Directors" refer respectively to the Accessor Funds created and the Directors, as Directors but not individually or personally, acting from time to time under Articles of Incorporation filed at the office of the State Secretary of State of Maryland.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at 1420 Fifth Avenue, Suite 3130, Seattle, WA 98101.

                                                Very truly yours,

                                                ACCESSOR  FUNDS, INC.

Date: ____________________                      By: ________________________
                                                    Name
                                                    Title

Accepted and Agreed to:

NAME OF ADVISOR

By: ________________________
    Name
    Title

Date: ______________________

                                   SCHEDULE A

                         TO DEALER AND SERVICE AGREEMENT

This Dealer and Service Agreement shall be entered into with respect to the Investor Class shares of the following Funds of Accessor Funds, Inc.:

Growth Fund
Value Fund
Small to Mid Cap Fund
International Equity Fund
Intermediate Fixed-Income Fund
Short-Intermediate Fixed-Income Fund
Mortgage Securities Fund
High Yield Bond Fund
U.S. Government Money Fund

                                   SCHEDULE B

                            WIRE TRANSFER INFORMATION

Bank Name:

ABA#:

Account#:

For Credit to:

Special Instructions: